                        THIRD AMENDMENT

          THIS AMENDMENT, dated as of January 13, 1997 (this "Amendment"), to the Revolving Credit and Competitive Advance Facility Agreement, dated as of June 30, 1994 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Federal-Mogul Corporation, a Michigan corporation (the "Borrower"), the banks and other financial institutions parties thereto (the "Lenders"), The Chase Manhattan Bank (formerly known as Chemical Bank), as administrative agent for the Lenders (in such capacity, the "Administrative Agent") and as CAF Advance Agent, and Comerica Bank, Bank of America Illinois (formerly known as Continental Bank), NBD Bank (formerly known as NBD Bank, N.A.) and The Bank of New York, as co-agents.

                        W I T N E S S E T H:

          WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower; and

          WHEREAS, the Borrower has requested that certain provisions of the Credit Agreement be modified in the manner provided for in this Amendment, and the Lenders are willing to agree to such modifications as provided for in this Amendment;

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          1.     Defined Terms.  Terms defined in the Credit
Agreement and used herein shall have the meanings given to them in the Credit Agreement.

          2.     Amendments to Credit Agreement.  (a)  Subsection
1.1 of the Credit Agreement is hereby amended by deleting the table contained in the definition of "Eurodollar Margin" contained in such subsection in its entirety and inserting in lieu thereof the following table:



Bond Rating                              Eurodollar
(S&P/Moody's)            Level            Margin
A-/A3 or better            I              .2750%
BBB+/Baa1 or better       II              .2750%
BBB/Baa2 or better       III              .2625%
BBB-/Baa3 or better       IV              .3000%
BB+/Ba1 or better          V              .5000%
BB/Ba2 or better          VI              .5000%
BB-/Ba3 or below         VII              .6250%


          (b) Subsection 2.8(a) of the Credit Agreement is hereby amended by deleting the table contained therein in its entirety and inserting in lieu thereof the following table:



Bond Rating                              Facility
(S&P/Moody's)           Level            Fee Rate
A-/A3 or better            I              .1250%
BBB+/Baa1 or better       II              .1500%
BBB/Baa2 or better       III              .1875%
BBB-/Baa3 or better       IV              .2000%
BB+/Ba1 or better          V              .2500%
BB/Ba2 or better          VI              .2500%
BB-/Ba3 or below         VII              .3750%


          (c) Notwithstanding any provision in the Credit Agreement to the contrary, for the purposes of determining compliance with subsection 6.1 of the Credit Agreement for the periods ending December 31, 1996 and March 31, 1997, the determination of Cash Flow Coverage will be made without giving effect to the charges taken by the Borrower in the fourth quarter of 1995 in an aggregate amount not to exceed $250,000,000 ( of which no more than $45,000,000 will constitute net cash expenditures in 1997).

          (d) Notwithstanding any provision in the Credit Agreement to the contrary, subsection 6.2 of the Credit Agreement shall be deemed to require for the periods ending December 31, 1996 and March 31, 1997 that Consolidated Total Liabilities plus Minority Interests as a percentage of Consolidated Tangible Net Worth as of the last day of such fiscal quarters not be greater than 425%.

          (e) Notwithstanding any provision in the Credit Agreement to the contrary, subsection 6.7 of the Credit Agreement shall be deemed to require for the period from December 31, 1996 through March 31, 1997, that the Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of all or any portion of its property, assets or business to any Person except for (i) sales of assets in the ordinary course of business,
(ii) the sale of Precision Forged and the Heavy Wall Bearing business, (iii) sales of account receivable or related contract rights, (iv) sales of assets of the Borrower's international retail business and (v) any other sales of assets having a book value which, when added to the book value of all other assets sold pursuant to this clause (v) since the date of this Agreement, does not exceed 20% of the Borrower's consolidated net worth as of the last day of the fiscal quarter ended immediately prior to the date of such sale.

          3. Conditions to Effectiveness. This Amendment shall become effective (retroactive to December 31, 1996) on the date
(the "Amendment Effective Date") on which the Borrower and the Required Lenders shall have executed and delivered to the Administrative Agent this Amendment.

          4.     Representations and Warranties.  The
representations and warranties made by the Borrower in the Loan Documents are true and correct in all material respects on and as of the Amendment Effective Date, after giving effect to the effectiveness of this Amendment, as if made on and as of the Amendment Effective Date.

          5. Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable free and disbursements of counsel to the Administrative Agent.

          6. No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby, the provisions of the Credit Agreement and the Notes are and shall remain in full force and effect.

          7. Governing Law; Counterparts. (a) This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

          (b) This amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be lodged with the borrower and the Agent. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.


                              FEDERAL-MOGUL CORPORATION


                              By--------------------------------
                                Title:

                              THE CHASE MANHATTAN BANK (formerly,
                                known as Chemical Bank) as
                                Administrative Agent and CAF
                                Advance Agent

                              By---------------------------------
                                Title: